Exhibit (a)(4)

SENIOR DEBT PORTFOLIO AMENDMENT TO DECLARATION OF TRUST March 14, 2008

        AMENDMENT, made effective March 14, 2008 to the Declaration of Trust made May 1, 1992, as amended, (hereinafter called the “Declaration”) of Senior Debt Portfolio, a New York trust (hereinafter called the “Trust”) by the undersigned, being at least a majority of the Trustees of the Trust in office on August 6, 2007.

        WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change, modify or rescind any provision of the Declaration provided such change, modification or rescission is found by the Trustees to be necessary or appropriate and to not have a materially adverse effect on the financial interests of the Holders;

        NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration in the following manner:

        Section 6.4 of Article VI of the Declaration is hereby added as follows:

ARTICLE VI

        6.4. Total Number of Holders. Notwithstanding anything in this Declaration to the contrary, the total number of Holders (as determined under Treasury Regulations Section 1.7704 -1(h)(3)) shall not exceed 100, unless the Trust shall have obtained a ruling from the U.S. Internal Revenue Service to the effect that the admission of additional Holders would not cause the Trust to be considered a “publicly traded partnership” within the meaning of Section 7704 of the Code. In determining the number of Holders for purposes of this limitation, each person owning Trust interests through an entity that would be treated as a partnership, grantor trust, or S corporation for U.S. federal income tax purposes shall be counted as a Holder if substantially all of such entity’s assets consist of direct or indirect Trust interests.

Article VII of the Declaration is hereby amended in its entirety to read as follows:

ARTICLE VII

Increases, Decreases And Redemptions of Interests

        Subject to applicable law, to the provisions of this Declaration and to such restrictions as may from time to time be adopted by the Trustees, each Holder shall have the right to vary its investment in the Trust at any time without limitation by increasing (through a capital contribution) or decreasing (through a capital withdrawal) or by a Redemption of its Interest. An increase in the investment of a Holder in the Trust shall be reflected as an increase in the Book Capital Account balance of that Holder and a decrease in the investment of a Holder in the Trust or the Redemption of the Interest of a Holder shall be reflected as a decrease in the Book Capital Account balance of that Holder. The Trust shall, upon appropriate and adequate notice from any Holder increase, decrease or redeem such Holder’s Interest for an amount determined by the application of a formula adopted for such purpose by resolution of the Trustees; provided that (a) the amount received by the Holder upon any such decrease or Redemption shall not exceed the decrease in the Holder’s Book Capital Account balance effected by such decrease or Redemption of its Interest, and (b) if so authorized by the Trustees, the Trust may, at any time and from time to time, charge fees for effecting any such decrease or Redemption, at such rates as the Trustees may establish, and may, at any time and from time to time, suspend such right of decrease or Redemption. The procedures for effecting decreases or Redemptions shall be as determined by the Trustees from time to time.

        Section 8.4 of Article VIII of the Declaration is hereby added as follows:

ARTICLE VIII

        8.4.  Signature on Returns; Tax Matters Partner

(a)	Eaton Vance Management shall sign on behalf of the Trust the tax returns of the Trust, unless applicable law requires a Holder to sign such documents, in which case such documents shall be signed by Eaton Vance Management.

(b)	Eaton Vance Management shall be designated the “tax matters partner” of the Trust pursuant to Section 6231(a)(7)(A) of the Code and applicable Treasury Regulations.

     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument to be effective on the date set forth above.

/s/ Benjamin C. Esty	/s/ Ronald A. Pearlman
Benjamin C. Esty	Ronald A. Pearlman

/s/ Thomas E. Faust Jr.	/s/ Norton H. Reamer
Thomas E. Faust Jr.	Norton H. Reamer

/s/ Allen R. Freedman	/s/ Heidi L. Steiger
Allen R. Freedman	Heidi L. Steiger

/s/ James B. Hawkes	/s/ Lynn A. Stout
James B. Hawkes	Lynn A. Stout

/s/ William H. Park	/s/ Ralph F. Verni
William H. Park	Ralph F. Verni